MINERAL RIDGE MINE SALE AGREEMENT

This Sale of Assets Agreement is entered into and effective this 9th day of October, 2000, by and among THOMAS L. NIMSIC, the duly appointed Trustee for the Chapter 11 bankrupt estate of Mineral Ridge Resources, Inc., a Nevada corporation ("Seller"), and Golden Phoenix Minerals, Inc., a Nevada corporation ("Purchaser").

WHEREAS, the Seller is engaged in the business of gold mining and is the owner of assets including, but not limited to equipment, inventories, intellectual property, contract rights, real property, leasehold interests, claims, patents and miscellaneous assets used in connection with the operation of its business;

WHEREAS, Seller principally conducts its business at Silver Peak, Esmeralda County, Nevada;

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, the all the assets used or useful, or intended to be used, in the operation of the Seller's business as set forth hereinafter; and

WHEREAS, Mineral Ridge Resources, Inc. filed for bankruptcy protection on December 10, 1999, under Chapter 11 of Title 11 of the United States Code;

WHEREAS, THOMAS L. NIMSIC was appointed as the Chapter 11 bankruptcy trustee on April 3, 2000, with authority to operate, manage and sell the Debtor and its assets subject to Title 11 of the United States Code;

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Assets Purchased.

The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller, on the terms and conditions set forth in this Agreement, all interests of the Seller in the assets set forth on Schedule 1 hereto, free and clear of all liens and encumbrances unless otherwise noted ("Assets").

Section 2. Excluded Assets. Excluded from this sale and purchase are the Seller's accounts receivable, bank accounts, cash, notes receivable, prepaid accounts, Metalor account, the corporate seals, minute books, stock transfer books, general ledger and other accounting records (except as otherwise provided herein), or other records related exclusively to the organization, existence or share capitalization of the Seller, its affiliates, subsidiaries, and any other assets of the business not specified in Schedule 1 hereto, together with the Seller's rights under any contract between the Seller and any third party and to which consent to assignment to the Purchaser is required, but has not been obtained on the Closing Date.

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Section 3. Liabilities Assumed.

3.1 The Purchaser is purchasing only the Seller’s interests in the Assets and shall not assume, agree to pay, discharge or perform, or incur, as the case may be, any of the Sellers liabilities, except those liabilities arising from the transfer and ownership of the Assets after the Closing ("Assumed Liabilities’).

Section 4. Purchase Price. The purchase price for the Assets shall be Two Hundred Twenty-Five Thousand Dollars ($225,000) cash, payable as set forth in Section 5 below, together with the replacement of the Letter of Credit of Dresdner Bank A.G. New York and Caymen branches ("Dresdner") with Sierra Pacific Power Company in an amount not to exceed Five Hundred Thousand Dollars ($500,000) ("LOC").

Section 5. Payment of Purchase Price. Immediately upon execution of this Agreement by Purchaser, Purchaser shall tender to Seller, by cashier’s check or certified check the sum of Twenty Thousand Dollars ($20,000) cash made payable to Seller as an earnest money deposit ("Deposit"). Said deposit shall be non-refundable should Purchaser fail to perform pursuant to this Agreement. Notwithstanding the foregoing, should Purchaser be unable to perform due to Court failure to approve the sale, due to the sale of the Assets to a successful overbidder at any Court hearing to approve the sale, or due to the Seller’s default or non-performance, then Purchaser shall be entitled to a full refund of its deposit. The balance of the purchase price for the Assets shall be paid at Closing, which the Purchaser shall pay, by wire transfer, cashier's check or certified check, in the sum of Two Hundred Five Thousand Dollars ($205,000).

Section 6. Adjustments. The operation of the Seller's business and related income and expenses up to the Closing Date shall be for the account of the Seller and thereafter for the account of the Purchaser. Expenses, including but not limited to utilities, personal property taxes, assessments, bonds, royalties, fees, permits, licenses, rents, real property taxes, wages, vacation pay, payroll taxes and fringe benefits of employees of the Seller ("Expenses"), shall be prorated between the Seller and the Purchaser as of the close of business on the Closing Date, the proration to be made and paid, insofar as reasonably possible, on the Closing Date, with settlement of any remaining items to be made within thirty (30) days following the Closing Date. Notwithstanding the foregoing, as a condition precedent to closing, should Seller’s prorata portion of Expenses exceed Three Hundred Thousand Dollars ($300,000), then prior to closing Seller shall have the option to either terminate this Agreement and refund the deposit to Purchaser or pay said Expenses and proceed under the Agreement.

Section 7. Other Agreement. At Closing, the parties shall execute the following additional documents and agreements:

(a) Assignment and Assumption Agreements and conveyance documents, if any required, for all interest of Seller in bonds, royalty agreements, leases, licenses, permits, contracts, patents and mining claims;

(b) Bill of sale for all personal property; and

(c) Bankruptcy Trustees’ Deed conveying all real property.

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Prior to closing, the Purchaser shall undertake all steps and pay all fees and costs incurred in connection with obtaining and submitting any applications, transfers, renewals, assignments, filing of financing statements, transfer of title, transfer of permits, renewal of permits, transfer of bonds, registration or other conveyance and recording charges associated with the transfer of control and/or ownership of the assets.

Section 8. Closing.

8.1 Time and Place. The Closing ("Closing") of the sale and purchase of the Assets shall take place at the law offices of BELDING, HARRIS & PETRONI, LTD., within ten (10) days of the entry of an order by the United States Bankruptcy Court for the District of Nevada ("Court") approving this Agreement and the sale of Assets ("Closing Date"), or at such other time as the parties may agree in writing. If Closing has not occurred on or prior to the Closing Date, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

8.2 Obligations of Seller at the Closing. At the Closing, the Seller shall deliver to the Purchaser the following:

8.2.1 one or more bills of sale from the Seller conveying all of the Assets to the Purchaser;

8.2.2 a certified copy of the Court order authorizing the execution, delivery and performance of this Agreement and any other agreement to be entered into by the Seller in connection herewith, and the transactions contemplated hereby;

8.2.3 a certified copy of a court order authorizing and directing the transfer of all applicable permits, licenses, bonds and leases, royalty and mining claims and patents, or in lieu thereof, consents of third parties, where legally required, including without limitation, as to all permits, licenses, bonds, leases, royalty and mining claims and patents to be assigned to and/or assumed by the Purchaser hereunder;

8.2.4 Bankruptcy Trustee’s Deed for all real property sold hereunder; and

8.2.5 such other assignments, bills of sale, instruments of conveyance, certificates of officers and other documents as reasonably may be requested by the Purchaser prior to the Closing to consummate this Agreement and the transactions contemplated hereby.

8.3 Obligations of Purchaser at the Closing. At the Closing, the Purchaser shall execute, or cause to be executed, and shall deliver to the Seller the following:

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8.3.1 All applicable assignment, assumption and release agreements;

8.3.2 The remaining balance of the purchase price of Two Hundred Five Thousand Dollars ($205,000) cash;

8.3.3 A copy of resolutions of the Purchaser’s Board of Directors or shareholders authorizing the execution, delivery and performance of this Agreement and any other agreement to be entered into by Purchaser in connection herewith, and the transactions contemplated hereby; and

8.3.4 A current copy of a certificate of good standing or qualification to do business within the state of Nevada as issued by the Nevada Secretary of State’s office.

8.3.5 Such certificates of officers and other documents as reasonably may be requested by the Seller prior to the Closing to consummate this Agreement and the transactions contemplated hereby.

8.3.6 Evidence satisfactory to Seller of replacement of the LOC and release of the Dresdner letter of credit by Sierra Pacific Power Company.

Section 9. Covenants of Seller Prior to Closing.

9.1 Seller's Operation of Business Prior to Closing. The Seller agrees that between the date of this Agreement and the Closing Date, the Seller will:

9.1.1 Continue to protect and maintain the Assets that are the subject of this Agreement in substantial conformity with all applicable laws, ordinances, regulations, rules or orders, and continue to maintain all permits of the United States Bureau of Land Management ("BLM") and Nevada Division of Environmental Protection ("NDEP").

9.1.2 Not assign, sell, lease or otherwise transfer or dispose of any of the Assets used in the performance of its business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

9.2 Access to Premises and Information. At reasonable times prior to the Closing Date, the Seller will provide the Purchaser and its representatives with reasonable access during business hours to the assets, titles, contracts and records of the Seller and furnish such additional information concerning the Seller's business as the Purchaser from time to time may reasonably request.

9.3 Conditions and Best Efforts. The Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of the Seller under this Agreement, and will do all acts and things as may be required to carry out its obligations under this Agreement and to consummate and complete this Agreement, including cooperating with Purchaser in obtaining a transfer of all permits, licenses and bonds to Purchaser and BLM acceptance and acknowledgment of approval of Seller’s operating plan on file with BLM.

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Section 10. Covenants of Purchaser Prior to Closing.

10.1 Conditions and Best Efforts. The Purchaser will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the Purchaser's obligations under this Agreement, and shall do all acts and things as may be required to carry out the Purchaser's obligations and to consummate this Agreement.

10.2 Confidential Information. If for any reason the sale of Assets is not closed, the Purchaser will not disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating and performing the transactions contemplated by this Agreement.

10.3 Permits and Bonds. The Purchaser understands and acknowledges that the bonding company ("USF&G"), and governmental entities, including but not limited to the United States Bureau of Land Management ("BLM"), Nevada Division of Wildlife ("NDW") and Nevada Division of Environmental Protection ("NDEP") may have conditions, requirements or charges to transfer the Seller’s permits, licenses and bonds, for which the Purchaser shall be solely responsible for satisfying at its sole cost and expense, and Purchaser shall use its best efforts to comply with same. Purchaser acknowledges that USF&G, NDW, BLM and/or NDEP may increase costs, fees or bond amounts from existing levels and rates, and Purchaser shall be responsible for same. Purchaser shall use its best efforts to negotiate and timely pay same and take all other actions necessary to obtain the consent to transfer and transfer of said permits, licenses and bonds.

10.4 Sierra Pacific Obligation. As part of the Purchaser’s assumption of the power agreement between Seller and Sierra Pacific Power ("SPP"), Purchaser acknowledges and agrees that it will post its own Letter of Credit or other security acceptable to SPP in an amount not to exceed Five Hundred Thousand Dollars ($500,000), and shall obtain the release of the LOC of Dresdner Bank AG New York and Cayman branches.

Section 12. Seller's Representations and Warranties. The Seller represents and warrants to the Purchaser as follows:

12.1 Seller’s Power and Authorization. The Seller has full authority to execute and deliver this Agreement and any other agreement to be executed and delivered by the Seller in connection herewith, to convey and transfer title and possession to the Assets, and to carry out the transactions contemplated hereby, subject to Court approval.

12.2 Condition and Use of Assets. Except as otherwise set forth herein, Seller sells the Assets "as is, where is" and makes no representation or warranty, express or implied, as to any of the Assets, including merchantability or fitness for a particular purpose, or as to condition and title.

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12.3 Environmental Issues.

12.3.1 Seller makes no representations or warranties as to whether the Assets are in compliance with all Environmental Laws and whether the Seller has obtained all permits required under the Environmental Laws in connection with the construction, ownership and operation of the Assets. Seller makes no representation or warranty as to the Assets and Seller’s compliance or noncompliance with environmental laws or use, storage, disposal or transportation of any hazardous substance in connection with the Assets. Notwithstanding the foregoing, Seller represents and warrants that at Closing all Seller permits with NDEP, BLM and NDW shall be current and in effect.

12.3.2 Seller has made available to the Purchaser true, correct and complete copies or results of any and all studies, reports, monitoring, tests, analysis, correspondence with governmental agencies or other documents in its possession or initiated by the Seller or otherwise known to the Seller and pertaining to the existence of Hazardous Substances, or compliance with Environmental Laws or to any other environmental concern relating to the Assets or the Seller's business.

12.3.3 For purposes of this Agreement, "Environmental Laws" shall mean any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, decrees, permits, judgments, licenses or other authorizations or mandates under such statutes, ordinances or regulations.

12.3.4 For purposes of this Agreement, "Hazardous Substance" shall mean any toxic, infectious, hazardous or radioactive substance, pollutant, contaminant, material or waste as defined, listed or regulated under any Environmental Law.

12.4 Brokerage. The Seller has not employed any broker, finder or similar agent in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee or similar compensation.

12.5 Accuracy of Representations and Warranties. None of the representations or warranties of the Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading.

Section 13. Representations and Warranties of Purchaser . The Purchaser represents and warrants as follows:

13.1 Corporate Existence. The Purchaser is now, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, or is a foreign corporation or entity in good standing and qualified to do business and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

13.2 Authorization. The Purchaser has full corporate authority to execute and deliver this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith, and to carry out the transactions contemplated hereby.

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The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action. No other corporate proceedings by the Purchaser will be necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby. This Agreement constitutes a valid and binding Agreement of the Purchaser.

13.3 Conflict with Other Agreements, Consents and Approvals. With respect to (I) the articles of incorporation or bylaws of the Purchaser, (ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Purchaser is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Purchaser is a party or subject, the execution and delivery by the Purchaser of this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith and the consummation of the transactions contemplated hereby will not (a) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

13.4 Employees. Purchaser shall not employ, nor assume any of Seller’s employee obligations, such as compensation, benefits, retirement or vacation time.

13.5 Brokerage. The Purchaser has not employed any broker, finder or similar agent in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee or similar compensation.

13.6 Accuracy of Representations and Warranties. None of the representations or warranties of the Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

Section 14. Conditions Precedent to Purchaser's Obligations. The obligation of the Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by the Purchaser:

14.1 Representations, Warranties and Covenants of Seller. The representations and warranties of the Seller contained herein and the information contained in the Schedules and any other documents delivered by the Seller in connection with this Agreement shall be true and correct in all material respects at the Closing; and the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it or prior to the Closing.

14.2 Consents. The Purchaser and Seller shall have obtained the consent, where required, of all bonding companies, lessors, licensors, permitors, remitors and claim holders, to the assignments of such agreements to the Purchaser.

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14.3 No Suits or Actions. At the Closing Date no suit, action or other proceeding shall have been instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

14.4 Governmental Approvals. All applicable governmental agencies and entities have given any required approvals to the sale of the Assets and transfer of permits and bonds.

14.5 Sierra Pacific Power Obligation. Purchaser shall have obtained the consent of SPP to the transfer of the power obligation and posted the appropriate security or LOC required by SPP.

14.6 Court Approval. Bankruptcy Court approval and acceptance of this Agreement and Purchaser having the prevailing bid on any court authorized overbidding.

Section 15. Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by the Seller;

15.1 Representations, Warranties and Covenants of Purchaser. All covenants, representations and warranties made in this Agreement by the Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and the Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

15.2 Court Approval. This Agreement shall be conditioned upon a formal hearing and subject to approval by the United States Bankruptcy Court for the District of Nevada, and overbidding at any such hearing.

15.3 Adjustment Payments. As of the Closing date, Seller’s pro rata portion of expenses under Section 6 above do not exceed Three Hundred Thousand Dollars ($300,000) or Seller has agreed to pay all pro rata expenses of Seller.

Section 16. Purchaser's Acceptance. The Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge and opinion of the value of the business, and that Purchaser has had an opportunity to conduct its own examination and due diligence and has completed same. The Purchaser has not relied on any representations made by the Seller other than those specified in this Agreement. The Purchaser further acknowledges that the Seller has not made any agreement or promise to repair or improve any of the Assets, including leasehold improvements, real property, equipment or other personal property being sold to the Purchaser under this Agreement, and that the Purchaser takes all such property and Assets in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

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Section 17. Risk of Loss. The risk of loss, damage or destruction to any of the Assets, including real property, equipment, inventory or other personal property to be conveyed to the Purchaser under this Agreement shall be borne by the Seller to the time of Closing. If replacement, repairs or restorations are not undertaken or completed by Seller prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by the Purchaser and the Seller that will be required to complete the replacement, repair or restoration following Closing. If the Purchaser and the Seller are unable to agree, then the Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to the Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no Closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void.

Section 18. Purchaser's Indemnification. The Purchaser agrees to defend, indemnify, and hold harmless the Seller from and against (I) any and all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of the Purchaser's failure to perform obligations of the Seller assumed by the Purchaser pursuant to this Agreement; (ii) after the Closing, any liability or obligation of the Seller which is an Assumed Liability, (iii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of the Purchaser under this Agreement, and (iv) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorneys fees) incident to any of the foregoing.

Section 19. Default.

19.1 Remedies. If the Purchaser fails to perform any of the terms, covenants, conditions or obligations of this Agreement, time of payment and performance being of the essence, then the Seller, subject to the requirements of the notice provided in this Section, may terminate this Agreement immediately on written notice and/or pursue any and all legal and equitable remedies available under Nevada law.

19.2 Notice of Default. The Purchaser shall not be deemed in default for failure to perform the terms, covenants and conditions of this Agreement, until notice of the default has been given to the Purchaser and the Purchaser has failed to remedy the default within 10 days after the notice.

Section 20. Miscellaneous Provisions.

20.1 Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to:

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PURCHASER:

Golden Phoenix Minerals, Inc.

3595 Airway Drive #405

Reno, Nevada 89511

Attn: Michael Fitzsimonds

SELLER:

Thomas L. Nimsic, Chapter 11 Trustee Mineral Ridge Resources, Inc.

125 Manuel Street #7

Reno, NV 89502

With a courtesy copy to:

Chris D. Nichols, Esq.

Belding, Harris & Petroni, Ltd.

417 W. Plumb Lane

Reno, NV 89509

or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

20.3 Time. Time is of the essence of this Agreement.

20.4 Survival. Any of the terms and covenants contained in this Agreement which require the performance of either party after the Closing shall survive the Closing and delivery of the deed.

20.5 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

20.6 Assignment. Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without the prior written consent of the other party.

20.7 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

20.8 Venue. This parties to this Agreement agree that any action on this Agreement shall be brought in the United States Bankruptcy Court for the District of Nevada located in Reno, Nevada.

20.9 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce or interpret any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees and costs to be fixed by the arbitrator, trial court and/or appellate court.

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20.10 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

20.11 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

20.12 Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

20.13 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

20.14 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

20.15 Modifications Must Be in Writing. This Agreement may not be changed orally. All modifications of this Agreement must be in writing and must have be signed by each party.

20.16 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

20.17 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

20.18 Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

20.19 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

20.20 Facsimile Signatures. Facsimile transmission of any signed original document, and the retransmission of any signed facsimile transmission, shall be the same as delivery of the original signed document. At the request of any party, a party shall confirm documents with a facsimile transmitted signature by signing an original document.

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20.21 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

20.22 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

SELLER:                                                                                                    PURCHASER:

                                                                                                                 Golden Phoenix Minerals, Inc.

/S/ THOMAS L. NIMSIC________________                                       By: /S/ MICHAEL FITZSIMONDS

THOMAS L. NIMSIC, Chapter 11 Trustee for                                              Michael Fitzsimonds, President

the bankrupt estate of MINERAL RIDGE

RESOURCES, INC., a Nevada corporation

DATED: 10/9/00                                                                                             DATED: 10/9/00

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SCHEDULE 1 - LIST OF ASSETS

    Real Property and Improvements
      Parcel No. 7-110-04 - Esmeralda County, Nevada
      Parcel No. 2-013-03 - Esmeralda County, Nevada
      Parcel No. 2-011-01 - Esmeralda County, Nevada
      All structures and improvements on the above real property including, but not limited to, the crusher and ADR.
    Patented Mine Claims

    See Schedule 1A attached.
    Unpatented Mine Claims

    See Schedule 1B attached.
    Mobile Homes
        1995 Champion Serial No. 09956235219
        1995 Champion Serial No. 09956235218
        1982 Bonnavilla Serial No. 28A11545
        1981 Bonnavilla Serial No. 18A11182
        1981 Bonnavilla Serial No. 18A11193
        1995 GE Modulars Serial No. 10951263S18166-70
    Surety Bond

    USF&G Surety Bond Certificate of Deposit in the Principal Amount of $900,000
    Furniture and Office Equipment

    Miscellaneous On-site Office Furniture and Office Equipment

      Water Permits

      Permit No. 60034

      Permit No. 60035

      Permit No. 60036

      Permit No. 63648-T
      Operating Permits

      Governmental operating permits including BLM operating permits, NDEP water pollution control permit, NDEP air quality emissions, NDEP mining, NDEP storm water general permits, Nevada Division of Wildlife mining annual operating assessment fee.
      NDEP Reclamation C.D.

Bank of America Certificate of Deposit, Account No. 65303300240524, securing NDEP required reclamation in the amount of approximately $19,873.97.

SCHEDULE 1A
Mineral Ridge Resources, Inc	LANDS
Located in Townships 1 and 2 South, Ranges 38 and 39 East, Esmeralda County, Nevada
Patented Mining Claims
Claim Name	Min Survey	Patent No.	Acres	Book	Page
Mary	64	18078	20.660	3-B	207
Elizabeth (aka "Home Steak", M.S. 63)	1927	35160	20.357	2	64
Vanderbilt Millsite	37-B	3156	4.970	M	1
Last Chance Lode	42	3311	2.520	M	32
Western Soldier Lode	43	3312	4.550	M	37
Glory Lode	44	3313	2.020	M	42
Crowning Glory Load	45	3314	2.720	M	47
Crowning Glory Lode 1st S, Ext.	46	3315	0.680	M	52
Drink Water Lode	47	3318	2.290	M	58
Valient	48	3160	0.910	M	22
New York Lode	49	3319	2.730	M	65
Chieftan Lode	50	3320	2.020	M	68
Defiance	59	24006	19.210	V	560
Sentinel	60	23857	19.750	W	86
Golden Gate	61	23858	20.660	W	88
Crown Lode	65-A	27739	2.880	W	436
Crown Millsite	65-B	27739	4.960	W	436
Blair	66	19164	14.070	V	407
Antelope Mine	1736	28005	6.310	X	23
Nevada	1738	28806	10.300	X	21
Duplex	1739	29324	16.820	X	25
Bangor	1740	29323	17.800	X	27
Manser lode	1741	31286	4.600	X	34
Brooklyn	1742	28807	17.510	X	19
Mohawk	3068	216115		3-B	202
Mohawk #1	3068	216115		3-B	202
Mowhawk #2	3068	216115		3-B	202
Savage	3068	216115		3-B	202
Oro Fino	3068	216115		3-B	202
Poor	3068	216115		3-B	202
Sapphire	3068	216115		3-B	202
Snow Drift	3068	216115		3-B	202
Ophir	3068	216115		3-B	202
Mary Extension	3068	216115		3-B	202
Summit	3068	216115		3-B	202
April	3068	216115		3-B	202
Canyon Coast	3068	216115		3-B	202
Horned Toad	3507	197172		171	33
Spider	3507	197172		171	33
Scorpion	3507	197172		171	33
Lizard	3507	197172		171	33
Cactus	3507	197172		171	33
Gnat	3507	197172		171	33
Rattlesnake	3507	197172		171	33
Pittsburg	3507	197172		171	33

Located in Townships 1 South, Ranges 38 East, Esmeralda County, Nevada

Patented Mining Claims
Claim Name	Min Survey	Patent No.
Columbus	2665	71074
Frank No. 2	2665	71074
Lincoln	2665	71074
Washington	2665	71074
Oregon	2665	71074
Peorto	2665	71074
Solberry	2665	71074
Gillespy	2665	71074
Soda	2689	71074

SCHEDULE 1B

			Mineral Ridge Resources Inc.
			Unpatented Claims
			Benquet Group

Claim Name	Township	Section	Range	Book	Page	Location Date	BLM Serial Number
DNG 1	1S	36	38 E	175	87	12/17/93	694678
DNG 2	1,2S	36,1	38 E	175	88	12/17/93	694679
DNG 3	1S	35	38 E	175	89	12/17/93	694680
DNG 4	1,2S	35,36,1,2	38 E	175	90	12/17/93	694681
DNG 5	1,2S	35,2	38 E	175	91	12/17/93	694682
DNG 6	2S	1,2	38 E	175	92	12/17/93	694683
DNG 9	2S	1,2	38 E	175	93	12/17/93	694685
DNG 10	2S	1	38 E	175	94	12/17/93	694686
DAN 1	2S	1	38 E	175	95	12/16/93	694687
CDY 1	2S	8	38 E	175	96	12/17/93	694689
CDY 2	2S	5,6	38 E	175	97	12/17/93	694690
CDY 3	2S	6	38 E	175	98	12/17/93	694691
CDY 4	2S	6	38 E	175	99	12/17/93	694692
CDY 5	2S	6	38 E	175	100	12/17/93	694693
CDY 6	2S	6	38 E	175	101	12/17/93	694694
CDY 7	2S	6	38 E	175	102	12/17/93	694695
CDY 8	2S	6	38 E	175	103	12/17/93	694696
CDY 9	2S	6	38 E	175	104	12/17/93	694697
CDY 10	2S	6	38 E	175	105	12/17/93	694698
CDY 11	2S	6	38 E	175	106	12/17/93	694699
CDY 12	2S	6	38 E	175	107	12/17/93	694700
CDY 13	2S	6	38 E	175	108	12/17/93	694701
CDY 14	2S	6,7	38 E	175	109	12/17/93	694702
CDY 15	2S	6	38 E	175	110	12/17/93	694703
W.W. 2	2S	32	38 E	177	81	7/15/94	703679
MIK 2	2S	1	38 E	182	343	11/30/95	725978
TRE 1	2S	6	38 E	182	344	11/30/95	725979
TRE 2	2S	1,6	38 E	182	345	11/30/95	725980
TRE 3	2S	6	38 E	182	346	11/30/95	725981

			Mineral Ridge Resources Inc.
			Unpatented Claims
			Mary Mining Company

Claim Name	Township	Section	Range	Book	Page	Location Date	BLM Serial Number
Mark 1	1,2S	36,1	38 E	9	419	2/9/73	89365
Mark 2	1,2S	36,1	38 E	9	420	2/9/73	89366
Mark 3	2S	1	38 E	9	421	2/9/73	89367
Mark 4	1,2S	36,1	38 E	9	422	2/9/73	89368
Mark 5	1,2S	36,1	38 E	9	423	2/9/73	89369
Mark 6	1S	36	38 E	9	424	2/9/73	89370
Mark 7	2S	36,1	38 E	9	425	2/9/73	89371
Mark 8	1S	36	38 E	9	426	2/9/73	89372
Mark 9	1,2S	1,6,30,31	38,39 E	9	427	2/9/73	89373
Mark 10	1S	36	38 E	9	428	2/9/73	89374
Mark 11	1S	36,31	38,39 E	9	429	2/9/73	89375
Mark 12	1S	36	38 E	9	430	2/9/73	89376
Mark 13	1S	36,31	38,39 E	9	431	2/9/73	89377
Mark 14	1S	36,31	38,39 E	9	432	2/9/73	89378
Mark 15	1S	36,31	38,39 E	9	433	2/9/73	89379
Mark 16	1S	36,31	38,39 E	9	434	2/9/73	89380
Mark 17	1S	31	39 E	9	435	2/9/73	89381
Mark 18	1S	36,31	38,39 E	9	436	2/9/73	89382
Mark 19	1S	31	39 E	9	437	2/9/73	89383
Mark 21	2S	1,6	38,39 E	9	439	2/12/73	89385
Mark 22	1,2S	31,1,6	38,39 E	9	440	2/12/73	89386
Mark 23	1,2S	31,6	39 E	9	441	2/12/73	89387
Mark 24	1,2S	31,6	39 E	9	442	2/12/73	89388
Mark 25	1S	31	39 E	9	443	2/12/73	89389
Mark 26	1,2S	31,6	39 E	9	444	2/12/73	89390
Mark 27	1S	31	39 E	9	445	2/12/73	89391
Mark 28	1,2S	31,6	39 E	9	446	2/12/73	89392
Mark 29	1S	31	39 E	9	447	2/12/73	89393
Mark 30	1S	31	38 E	9	448	2/12/73	89394
Mark 31	1S	31	38 E	9	449	2/12/73	89395
Mark 32	1S	31	38 E	9	450	2/12/73	89396
Mark 33	2S	1	38 E	9	451	2/13/73	89397
Mark 34	2S	1	38 E	9	452	2/13/73	89398
Mark 35	2S	1,12	38 E	9	453	2/13/73	89399
Mark 36	2S	1	38 E	9	454	2/13/73	89400
Mark 37	2S	1,12	38 E	9	455	2/13/73	89401
Mark 38	2S	1,12	38 E	9	456	2/13/73	89402
Mark 39	2S	1,6	38,39 E	9	457	2/13/73	89403
Mark 40	2S	1,6	38,39 E	9	458	2/13/73	89404
T.W. No. 1	2S	6	39 E	7	453	7/14/72	89406
Bonanza #1	2S	6	39 E	1-0	314	4/14/60	89408
Bonanza #11	2S	6	39 E	1-0	315	4/14/60	89409
Mark 200	2S	1	38 E	175	85	1/23/94	694688

			Mineral Ridge Resources Inc.
			Unpatented Claims

Claim Name	Township	Section	Range	Book	Page	Location Date	BLM Serial Number
New Andrew V	2S	1	38 E	94(182)	502(335)	9/2/84	324341
K-2	2S	1,2	38 E	94(192)	504(337)	9/1/84	324343
Wedge 4	2S	1	38 E	111	329	2/4/87	403136
Wedge 5	2S	1	38 E	111	330	2/4/87	403137
Wedge 8	2S	1	38 E	111	333	2/5/87	403140
Wedge 9	2S	1,2	38 E	111(182)	334(341)	2/5/87	403141
Wedge 10	2S	2	38 E	111	335	2/4/87	403412
Wedge 11	2S	2	38 E	111	338	2/4/87	403143
Mineral Ridge 1	2S	1	38 E	113	407	7/1/87	420478
Mineral Ridge 2	2S	1	38 E	113	408	7/1/87	420479
Mineral Ridge 3	2S	1	38 E	113(182)	409(339)	7/1/87	420480
Sue 1	2S	2	38 E	182	371	11/29/95	725982
Sue 2	2S	2	38 E	182	372	11/29/95	725983
Sue 3	2S	2	38 E	182	373	11/29/95	725984
Sue 4	2S	2	38 E	182	374	11/29/95	725985
Sue 5	2S	2	38 E	182	375	11/29/95	725986
Sue 6	2S	1,2	38 E	182	376	11/29/95	725987
Sue 7	2S	1,2	38 E	182	377	11/29/95	725988
Sue 8	2S	1	38 E	182	378	11/29/95	725989
NCY No. 1	2S	11,12	38E	182	350	11/28/95	725989
NCY No. 2	2S	1,2,11,12	38 E	182	351	11/28/95	725991
NCY No. 3	2S	12	38E	182	352	11/28/95	725992
NCY No. 4	2S	1,12	38 E	182	353	11/28/95	725993
NCY No. 5	2S	12	38 E	182	354	11/28/95	725994
NCY No. 6	2S	12	38 E	182	355	11/28/95	725995
NCY No. 7	2S	1,12	38 E	182	356	11/28/95	725996
NCY No. 8	2S	12	38 E	182	357	11/28/95	725997
NCY No. 9	2S	1,12	38 E	182	358	11/28/95	725998
NCY No. 10	2S	12	38 E	182	359	11/28/95	725999
NCY No. 11	2S	1,12	38 E	182	360	11/28/95	726000
NCY No. 12	2S	1,12	38 E	182	361	11/28/95	726001
NCY No. 13	2S	11,12	38 E	182	362	11/28/95	726002
NCY No. 14	2S	12	38 E	182	363	11/28/95	726003
NCY No. 15	2S	12	38 E	182	364	11/28/95	726004
NCY No. 16	2S	12	38 E	182	365	11/28/95	726005
NCY No. 17	2S	12	38 E	182	366	11/28/95	726006
NCY No. 18	2S	12	38 E	182	367	11/28/95	726007
NCY No. 19	2S	11,12	38 E	182	368	11/29/95	726008
NCY No. 20	2S	12	38 E	182	369	11/29/95	726009
NCY No. 21	2S	12	38 E	182	370	11/29/95	726010
CON No. 1	2S	1,2	38 E	182	347	11/29/95	726011
CON No. 2	2S	1,2	38 E	182	348	11/29/95	726012
MIK No. 1	2S	1	38 E	182	349	11/29/95	726013
BEN #1	2S	1	38 E	184	312-313	3/29/96	735512
BEN #2	2S	1	38 E	184	314-315	3/29/96	735513
BEN #3	2S	1	38 E	184	316-317	3/29/96	735514
BEN #4	2S	1,2	38 E	194	318-319	3/29/96	735515
CCC #1	2S	7,8	39 E	194	169	1/13/98	786167
CCC #2	2S	8	39 E	194	170	1/13/98	786168
CCC #3	2S	8	39 E	194	171	1/13/98	786169
CCC #4	2S	8	39 E	194	172	1/13/98	786170
CCC #5	2S	8	39 E	194	173	1/13/98	786171
CCC #6	2S	8	39 E	194	174	10/31/97	786172
CCC #7	2S	8	39 E	194	175	10/31/97	786173
CCC #8	2S	5,8	39 E	194	176	10/31/97	786174
CCC #9	2S	5,8	39 E	194	177	10/31/97	786175
CCC #10	2S	7,8	39 E	194	178	1/13/98	786176
CCC #11	2S	7,8	39 E	194	179	1/13/98	786177
CCC #12	2S	7,8	39 E	194	180	1/13/98	786178
CCC #13	2S	5,8	39 E	194	181	10/31/97	786179
CCC #14	2S	5,8	39 E	194	182	10/31/97	786180
CCC #15	2S	5	39 E	194	183	10/31/97	786181
CCC #16	2S	5	39 E	194	184	10/31/97	786182
CCC #17	2S	7	39 E	194	185	10/29/97	786183
CCC #18	2S	7	39 E	194	186	10/29/97	786184
CCC #19	2S	6	39 E	194	187	10/29/97	786185
CCC #20	2S	6	39 E	194	188	10/29/97	786186
CCC #21	2S	5,6	39 E	194	189	10/29/97	786187
CCC #22	2S	5	39 E	194	190	10/29/97	786188